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As filed with the Securities and Exchange Commission on March 10, 2004

Registration Statement No. 333-113038

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
AMENDMENT NO. 1
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

NOVA CHEMICALS CORPORATION
(Exact name of Registrant as specified in its charter)

Alberta, Canada	2865, 2869, 2821, 4619, 5169	None
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

1000 Seventh Avenue S.W., Calgary, Alberta, Canada, T2P 5C6 (403) 750-3600
(Address and telephone number of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8940
(Name, address (including zip code), and telephone number (including area code) of agent for service in the United States)

Copies to:

Jack S. Mustoe, Esq. General Counsel NOVA Chemicals Corporation 1000 Seventh Avenue, S.W. Calgary, Alberta, Canada T2P 5C6 (403) 750-3600	Alan Talkington, Esq. Orrick, Herrington & Sutcliffe LLP 400 Sansome Street San Francisco, CA 94111 (415) 392-1122

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	upon filing with the Commission pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	at some future date (check the appropriate box below)
	1.	☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.
☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.
☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box.  ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS

SUBJECT TO COMPLETION, DATED MARCH 10, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

NOVA Chemicals Corporation

Offer to Exchange

6 1/2% Senior Notes Due January 15, 2012
Which Have Been Registered Under
the Securities Act of 1933
for
$400,000,000 Outstanding Unregistered
6 1/2% Senior Notes Due January 15, 2012

The exchange offer will expire at 5:00 p.m.,
New York City time, on April 9, 2004, unless extended.

Material Terms of the Exchange Offer:

  •
  We are offering to exchange $400,000,000 aggregate principal amount of registered 6 1/2% senior notes due January 15, 2012 for $400,000,000 aggregate principal amount of unregistered 6 1/2% senior notes due January 15, 2012.

  •
  The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights provisions and the transfer restrictions applicable to the original notes are not applicable to the new notes.

  •
  Subject to the satisfaction or waiver of specified conditions, NOVA Chemicals Corporation will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  The exchange of old notes for new notes in the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See "Certain Material United States Federal Income Tax Considerations."

  •
  We will not receive any proceeds from the exchange offer.

       Investing in the new notes involves risks. See "Risk Factors" beginning on page 6 of this prospectus for a discussion of certain factors that you should consider in connection with this exchange offer and an investment in the new notes.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

       We are permitted to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

       Owning the notes may subject you to tax consequences both in the United States and Canada. This prospectus may not describe these tax consequences fully. You should read the tax discussion beginning on page     .

       Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are currently organized under the laws of Alberta, Canada, some of our officers and directors and some of the experts named in this prospectus are Canadian residents, and many of our assets are located in Canada.

       Prospective investors should be aware that, during the period of the exchange offer, we or our affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable laws or regulations of Canada or its provinces or territories.

       No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

       There is no market through which the old notes or new notes may be sold, and holders may not be able to resell such notes.

       During the twelve month periods ended December 31, 2002 and December 31, 2003, our pro-forma earnings coverage ratio was less than one-to-one. See "Earnings Coverage Ratio."

       Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the U.S. Securities Act of 1933, as amended (the "Securities Act"). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date (as defined herein) and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The date of this prospectus is March 10, 2004.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information we previously filed with the SEC and incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference.

i

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Any person receiving a copy of this prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to the Corporate Secretary of the Corporation at its principal executive offices: 1000 Seventh Avenue S.W., Calgary, Alberta, Canada, T2P 5C6. Telephone number: (403) 750-3600.

        The following documents filed with the securities commission or similar authority in each of the provinces and territories of Canada, are specifically incorporated by reference in, and form an integral part of, this prospectus:

  (a)
  NOVA Chemicals' Annual Information Form dated March 4, 2003;

  (b)
  NOVA Chemicals' Management Information Circular dated March 4, 2003 excluding those portions thereof which appear under the headings "Report on Executive Compensation — Composition of the Human Resources Committee," "Report on Executive Compensation — Report of the Human Resources Committee," "Report on Executive Compensation — Total Return Performance," "Report of the Audit, Finance and Risk Committee," "Corporate Governance" and under Appendices 1 and 2 (which portions shall be deemed not to have been filed as part of, or incorporated by reference in, this prospectus);

  (c)
  NOVA Chemicals' audited consolidated financial statements as at and for the year ended December 31, 2002, together with the auditors' report thereon;

  (d)
  NOVA Chemicals' unaudited interim consolidated financial statements as at and for the period ended December 31, 2003 and related notes, together with management's discussion and analysis of financial condition and results of operations for the period then ended; and

  (e)
  NOVA Chemicals' material change report dated May 29, 2003 relating to its announcement of the disposition of its equity interest in Methanex Corporation.

        Any documents of the type referred to above and (excluding confidential material change reports) subsequently filed by us with a securities commission or similar regulatory authority in Canada after the date of this prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this prospectus. Any report we file with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and prior to the termination of any offering hereunder shall be deemed to be incorporated by reference into this prospectus if and to the extent provided in such document.

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

ii

AVAILABLE INFORMATION

        We have filed with the SEC under the Securities Act, a Registration Statement on Form F-10 relating to the notes, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in such Registration Statement, to which reference is made for further information.

        We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC. Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information concerning us can be inspected and copied at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates.

        We also file information, such as periodic reports and financial information, with the Canadian securities administrators. This information may be accessed at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

        We are a corporation currently organized under the laws of Alberta, Canada. Some of our directors and officers and some of the experts named in this prospectus reside principally in Canada. Because these persons are located outside the United States, it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, including judgments based upon the civil liability provisions of the U.S. federal securities laws, because all or a substantial portion of our assets and the assets of these persons are located outside the United States. We have been advised by Jack S. Mustoe, our general counsel, that there is doubt as to the enforceability in Canada against us or against our directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

PRESENTATION OF FINANCIAL INFORMATION

        The consolidated financial statements included or incorporated by reference in this prospectus are reported in U.S. dollars but have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). Canadian GAAP differs in certain respects from U.S. GAAP. Note 24 to our annual consolidated financial statements for the year ended December 31, 2002 summarizes the effect on our consolidated financial statements of the principal differences between GAAP in Canada and in the United States.

MARKET AND INDUSTRY DATA

        We obtained the market and competitive position data included or incorporated by reference in this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications, including data from Chemical Market Associates, Inc. (CMAI), a petrochemical industry consultant. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

        Unless otherwise indicated, when we present relative market rankings in this prospectus we include each producer's capacity, including any known capacity it has through ownership of joint venture interests.

iii

EXCHANGE OFFER SUMMARY

        This summary highlights key information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of the new notes and the exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you. Unless otherwise indicated or required by the context, as used in this prospectus, the terms "we," "our" and "us" refer to NOVA Chemicals Corporation and all of its subsidiaries and joint ventures that are consolidated under Canadian GAAP and all references to "$" are to U.S. dollars.

        We are a major petrochemical producer with strategic market positions in North America in ethylene, polyethelene, styrene and styrenic polymers. We operate two commodity chemical businesses: Olefins/Polyolefins and Styrenics. Our Olefins/Polyolefins business is North America's fifth largest producer of ethylene and polyethylene. Our Styrenics business, which has operations in both North America and Europe, is North America's largest, and the world's fourth largest, producer of styrene monomer. We are also North America's largest, and the world's fourth largest, producer of styrenic polymers. Our products are used in a wide range of applications, including rigid and flexible packaging, containers, plastic bags, plastic pipe, electronics, appliances, automotive components and other industrial and consumer goods. Our products are manufactured at 14 sites in North America and four sites in Europe.

Summary of the Terms of the Exchange Offer

General	On January 13, 2004, we completed a private offering of $400 million aggregate principal amount of our 6 1/2% Notes due January 15, 2012. In connection with the private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.
The exchange offer
We are offering to exchange $1,000 principal amount of our registered 6 1/2% Notes due January 15, 2012, which we refer to as the "new notes," for each $1,000 principal amount of our unregistered 6 1/2% Notes due January 15, 2012, which we refer to as the "old notes."

The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes.

Old notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer. See "The Exchange Offer — Terms of the Exchange Offer."

Upon completion of the exchange offer, there may be no market for the new notes and you may have difficulty selling them. See "Risk Factors — If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient."
Expiration date
The exchange offer will expire at 5:00 p.m., New York City time, on April 9, 2004 unless we extend it. In that case, the phrase "expiration date" will mean the latest date and time to which we extend the exchange offer. We expect that the expiration date will not be later than April 21, 2004.
Procedures for participating in the exchange offer	If you wish to participate in the exchange offer, you must either:
• complete, sign and date an original or faxed letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus; or
• arrange for The Depository Trust Company to transmit required information to the exchange agent in connection with a book-entry transfer.

Then you must mail, fax or deliver this documentation together with the old notes you wish to exchange and any other required documentation to U.S. Bank National Association, which is acting as the exchange agent for the exchange offer. The exchange agent's address appears on the letter of transmittal. By tendering your old notes in either of these manners, you will represent to and agree with us that:
• you are acquiring the new notes in the ordinary course of your business;
• you are not engaged in, and you do not intend to engage in, the distribution (within the meaning of the Securities Act) of the new notes;
• you have no arrangement or understanding with anyone to participate in a distribution of the new notes; and
• you are not an "affiliate," as defined in Rule 405 under the Securities Act, of NOVA Chemicals.
See "The Exchange Offer — Procedures for Tendering."

Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."
Resale of new notes
We believe that you may resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear above under the heading "— Procedures for participating in the exchange offer." Our belief is based on interpretations of the SEC expressed in the SEC's no-action letters to other issuers in exchange offers like ours.

We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, you could incur liability under the Securities Act. We are not indemnifying you for any liability under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.
Special procedures for beneficial owners
If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Guaranteed delivery procedures
If you cannot meet the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, or the procedures for book-entry transfer cannot be completed on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing below under "The Exchange Offer — Guaranteed Delivery Procedures."
Acceptance of your old notes and delivery of the new notes
We will accept for exchange any and all old notes that are surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. The new notes will be delivered on the earliest practicable date after the expiration date.
Withdrawal rights	You may withdraw the surrender of your old notes at any time prior to the expiration date.
Appraisal rights
You will not be entitled to any appraisal or dissenters' rights nor any other right to seek monetary damages in court in connection with the exchange offer. See "The Exchange Offer — Terms of the Exchange Offer."
U.S. federal income tax consequences
The exchange of old notes for new notes in the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See "Certain Material United States Federal Income Tax Considerations."
Exchange agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. U.S. Bank National Association also serves as trustee under the indenture that governs the notes.

Summary of the Terms of the New Notes

        The following is a summary of the terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.

Issuer	NOVA Chemicals Corporation.
Notes Offered	$400,000,000 aggregate principal amount of 6 1/2% Senior Notes due 2012.
Maturity Date	January 15, 2012.
Interest Payment Dates	January 15 and July 15 of each year, beginning on July 15, 2004.
Ranking
The new notes will be our unsecured senior obligations and will rank senior to all of our existing and future subordinated debt and equally with all of our other existing and future senior debt. The new notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. As of December 31, 2003, on a pro forma basis after the sale of the old notes and redemption of our preferred securities, the new notes would not have been subordinated to any secured indebtedness (excluding $53 million in letters of credit).

The new notes will not be guaranteed by any of our subsidiaries. The new notes will, therefore, be structurally subordinated to all liabilities, including trade debt and preferred share claims, of our subsidiaries. As of December 31, 2003, on a pro forma basis after the sale of the old notes and redemption of our preferred securities, our subsidiaries would have had no long-term debt, approximately $377 million of trade debt and $198 million of outstanding preferred stock to which the new notes would have been structurally subordinated.
Additional Amounts
We will pay such additional amounts as may be necessary so that the amount received by noteholders after tax-related withholdings or deductions in relation to the new notes will not be less than the amount that noteholders would have received in the absence of the withholding or deduction. See "Description of the New Notes — Tax Gross-Up Amounts."
Optional Redemption
We may redeem some or all of the new notes at any time at a redemption price equal to 100% of the principal amount, plus a make-whole amount, plus accrued and unpaid interest, if any, to the date of redemption. See "Description of the New Notes — Optional Redemption."
Certain Covenants
The indenture governing the new notes contains covenants limiting our ability to create certain liens and enter into sale and leaseback transactions and mergers and consolidations. These covenants are subject to important exceptions and qualifications described under "Description of the New Notes."
Use of Proceeds	We will not receive any proceeds from the exchange offer.

Risk Factors

        You should consider carefully all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the section entitled "Risk Factors" for an explanation of certain risks of investing in the new notes.

RISK FACTORS

        You should read and carefully consider the following risk factors as well as the other information contained in or incorporated by reference in this prospectus before deciding to surrender your old notes in exchange for new notes in this exchange offer.

Risks Relating to Our Indebtedness and the New Notes

If you fail to exchange properly your old notes for new notes, you will continue to hold notes subject to transfer restrictions.

        We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under "The Exchange Offer — Procedures for Tendering" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

        If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes and upon completion of the exchange offer you will not be entitled to any rights to have your old notes registered under the Securities Act. If you continue to hold any old notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer of the old notes.

We have a significant amount of debt, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the new notes.

        We have a significant amount of indebtedness. On a pro forma basis after giving effect to the sale of the old notes and the redemption of our preferred securities, as of December 31, 2003, we had (a) total indebtedness of approximately $1.5 billion and (b) additional amounts of approximately $300 million available for borrowing under our credit facility (before $53 million in letters of credit), subject to customary conditions. In addition, subject to the restrictions in our credit facility and the indentures, we may incur significant additional indebtedness from time to time.

        The level of our indebtedness could have important consequences, including:

  •
  limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

  •
  limiting our ability to obtain additional debt financing on satisfactory terms in the future for working capital, capital expenditures, research and development efforts, acquisitions and other general corporate obligations;

  •
  limiting our flexibility in planning for, or reacting to, competitive and other changes in our industry and economic conditions generally;

  •
  exposing us to risks inherent in interest rate fluctuations because some of our borrowings will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; and

  •
  increasing our vulnerability to general economic downturns and adverse competitive and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged.

        If new debt is added to current debt levels, the related risks described above would intensify. If such debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

We will require a significant amount of cash to service our indebtedness, including the new notes, and our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the new notes, will depend on our ability to generate cash. Our ability to fund working capital and planned capital expenditures will also depend on our ability to generate cash in the future. We cannot assure you that:

  •
  our business will generate sufficient cash flow from operations;

  •
  future borrowings will be available under our current or future revolving credit facilities in an amount sufficient to enable us to pay our indebtedness on or before maturity; or

  •
  we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

        Factors beyond our control will affect our ability to make these payments and refinancings. These factors could include those discussed elsewhere in this prospectus, including under this "Risk Factors" section and under "Disclosure Regarding Forward-Looking Statements."

        If we cannot generate sufficient cash from our operations to meet our debt service obligations, we may need to reduce or delay capital expenditures or curtail research and development efforts. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business will generate sufficient cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations.

Our debt agreements restrict our ability to take certain actions.

  Our indentures

        The indenture governing the new notes and our other indentures contain various covenants that limit our ability to engage in certain transactions. These covenants limit our ability to create liens or engage in sale and leaseback transactions.

  Our credit facility

        Our credit facility also contains restrictive covenants and requires us to maintain specified financial ratios and to satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will be able to satisfy those covenants.

        Our credit facility covenants also limit our ability, and the ability of our restricted subsidiaries, to incur additional liens; sell certain assets; make distributions on or repurchase equity; incur additional debt; enter into hedging arrangements; enter into operating leases; engage in reorganizations or mergers; and change the character of our business.

        Certain of these covenants are subject to exceptions and materiality qualifiers. A breach of any of these provisions could permit the lenders to declare all amounts outstanding under the credit facility to be immediately due and payable and to terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that debt. If the lenders under our credit facility were to accelerate the repayment of borrowings thereunder, we cannot assure you that we would have sufficient assets to repay the new notes.

The new notes will be subordinated to certain indebtedness and other obligations of us and our subsidiaries.

  The new notes will be effectively subordinated to all our secured indebtedness.

        The new notes will be effectively junior to all of our secured indebtedness, including our obligations under our $300 million credit facility, all of which is secured. As of December 31, 2003, on a pro forma basis after giving effect to the sale of the old notes and the redemption of our preferred securities we would have had no amounts outstanding under our credit facility (excluding $53 million of letters of credit) and approximately $300 million available (excluding $53 million of letters of credit) for borrowing, subject to customary conditions. In addition, our credit facility and the indenture governing the new notes will, subject to specified limitations, permit us to incur additional secured indebtedness. Your notes will be effectively junior to any additional secured indebtedness we may incur.

  The new notes will be structurally subordinated to all obligations of our subsidiaries.

        You will not have any claim as a creditor against any of our subsidiaries that do not guarantee the new notes, and indebtedness and other liabilities, including trade payables, of those subsidiaries will effectively be senior to your claims against those subsidiaries. No subsidiaries will guarantee the new notes. In addition, our credit facility and the indenture governing the new notes will, subject to specified limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries. In addition, our credit facility allows us to issue subsidiary guarantees to the extent we elect to transfer certain assets to a restricted subsidiary or exclude the debt of a restricted subsidiary from the limitations on the incurrence of additional debt. The indenture does not provide for similar guarantees of the new notes to the extent we cause any restricted subsidiary to issue such a guarantee under our credit facility. As of December 31, 2003, on a pro forma basis after giving effect to the sale of the old notes and redemption of our preferred securities our subsidiaries would have had no long-term debt, approximately $377 million of trade debt and $198 million of outstanding preferred stock to which the notes would have been structurally subordinated.

  We may incur additional indebtedness ranking equally with the new notes.

        If we incur any additional indebtedness or other obligations ranking equally with the new notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payments on our debt.

        Our debt is the exclusive obligation of our company and not of any of our subsidiaries. Because a significant portion of our operations are conducted by our subsidiaries, our cash flow and our ability to service indebtedness are dependent to a large extent upon cash dividends and distributions or other transfers from our subsidiaries. Any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our subsidiaries' earnings and business considerations.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to our debt or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and they do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of our debt to realize proceeds from the sale of their assets, will be junior to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. If the subsidiaries were to guarantee our obligations on the new notes in the future, their obligations under such guarantees would still be effectively subordinate to any security interest in the assets in favor of the secured credit facility.

Your ability to resell the new notes may be limited by a number of factors.

        The new notes will be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the new notes on any securities exchange or stock market. Although the initial purchasers have informed us that they currently intend to make a market in the new notes, they are not obligated to do so. Any such market making may be discontinued at any time without notice. The liquidity of any market for the new notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those securities and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the new notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market, if any, for the new notes will be free from similar disruptions. Any such disruptions may adversely affect the note holders.

You may be unable to enforce your rights under U.S. bankruptcy law.

        We are currently organized under the laws of Alberta, and we have significant operating assets located outside of the United States. Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor's property, wherever located, including property situated in other countries. There can be no assurance, however, that courts outside of the United States would recognize a U.S. bankruptcy court's jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy case involving a Canadian debtor with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable.

Canadian bankruptcy and insolvency laws may impair the enforcement of remedies under the new notes.

        The rights of the indenture trustee to enforce remedies under the indenture could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. For example, both the Canadian Bankruptcy and Insolvency Act and the Canadian Companies' Creditors Arrangement Act contain provisions enabling an "insolvent person" to obtain an order that could prevent its creditors and others from initiating or continuing proceedings against it while it prepares a proposal or plan of arrangement for approval by those creditors who will be affected by the proposal or plan of arrangement. Such a proposal or plan of arrangement, if accepted by the requisite majorities of each affected class of the insolvent party's creditors and approved by the supervising court, would be binding on the minorities in any such class who vote against the proposal or plan. This restructuring legislation generally permits the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument during the period that the stay against proceedings remains in force.

        During the stay period, the indenture trustee is likely to be restrained from enforcing remedies under the indenture and payments under the new notes are unlikely to be made. It is equally unlikely that holders of the new notes would be compensated for any delays in payments, if any, of principal and interest other than a right to claim accrued and unpaid interest on the amounts owing under the new notes and the indenture, unless such right is itself compromised under any proposal or plan of arrangement approved by creditors and the court.

Risks Relating to Our Business

The cyclicality of commodity chemical businesses may cause significant fluctuation in our income and cash flow.

        Our historical operating results reflect the cyclical and volatile nature of the commodity chemical businesses, specifically the olefins/polyolefins and styrenics businesses. These businesses historically experience alternating periods of inadequate capacity and tight supply, causing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity utilization rates, and declining prices and profit margins. The markets for ethylene, polyethylene, styrene and styrenic polymers are highly cyclical, resulting in volatile profits and cash flow over the business cycle. Moreover, since we derive nearly all of our revenue from sales of these products, our operating results are more sensitive to this cyclical nature than many of our competitors who have more diversified product lines. While we expect capacity to tighten in the future, we cannot assure you that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in our operating results.

        From the third quarter of 2000 to 2003, the olefins/polyolefins and styrenics businesses experienced trough conditions and over capacity. Excess industry capacity, especially at times when demand is weak, has in the past and may in the future cause us and other industry participants to lower production rates, which can reduce our margins, income and cash flow. As a result of excess industry capacity, weak product demand and rising energy and raw material prices, our earnings have declined significantly since 2000. Although conditions are expected to improve over the course of the cycle, we cannot assure you as to whether or when any increased industry demand, capacity reduction or energy and raw material cost declines will occur.

Rising costs of raw materials and energy may result in increased operating expenses and reduced results of operations.

        We purchase large amounts of raw materials, including natural gas and benzene, and energy for our businesses, representing a substantial portion of our operating expenses. The prices of raw materials and energy generally follow price trends of, and vary with market conditions for, crude oil and natural gas, which have historically been highly volatile and cyclical. Our raw material costs have fluctuated significantly in the last few years. Average prices for many of our feedstocks decreased in 2002 from 2001 levels, then increased significantly during the first half of 2003. Although certain of our customer contracts are based on changes in feedstock costs or provide for surcharges if feedstock costs change, many contracts are tied to market prices and therefore do not necessarily allow for the immediate flowthrough of rising feedstock costs. We cannot predict whether and to what extent feedstock or energy prices will rise in the future. Any significant feedstock cost increase could have a material adverse effect on our business, results of operations, financial condition and cash flow.

We sell commodity products in highly competitive markets and face significant price pressure.

        We sell our products in highly competitive markets. Due to the commodity nature of a majority of our products, with the exception to some degree of AST and high margin growth products, competition in these markets is based primarily on price and to a lesser extent on product performance, product quality, product deliverability and customer service. As a result, we may not be able to protect our market position by product differentiation or pass on cost increases to our customers. Accordingly, increases in raw material costs and other costs may not necessarily correlate with changes in product prices, either in the direction of the price change or in magnitude. Although we strive to maintain or increase our profitability by reducing costs through improving production efficiency, emphasizing higher margin products and controlling selling and administration expenses, we cannot assure you that these efforts will be sufficient to offset fully the effect of any pricing changes on our operating results.

        Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors are larger and have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develop proprietary technology that enables them to produce products that compete with ours at a significantly lower cost, segments of our technology could be rendered over time uneconomical or obsolete. The entrance of new competitors into the industry may reduce our ability to capture profit margins in circumstances where capacity utilization in the industry is decreasing. Further, low-cost producers from petroleum-rich countries are increasing in the petrochemical industry and may expand this role significantly in the future. Any of these developments could affect our ability to enjoy higher profit margins during periods of increased demand.

External factors beyond our control can cause fluctuations in demand for our products and in our prices and margins, which may negatively affect income and cash flow.

        External factors can cause significant fluctuations in demand for our products and volatility in the price of raw materials and other operating costs. Examples of external factors include general economic conditions, including a prolonged economic downturn; competitor actions; technological developments; unplanned facility shutdowns; international events and circumstances; and governmental regulation.

        Demand for our products is influenced by general economic conditions. A number of our products are highly dependent on durable goods markets, which are themselves particularly cyclical. If the global economy does not improve, demand for our products and our income and cash flow would be adversely affected.

        We may reduce production, idle a facility for an extended period of time, or discontinue certain products because of high raw material prices, an oversupply of a particular product, feedstock unavailability and/or a lack of demand for that particular product. When we decide to reduce or idle production, reduced operating rates are often necessary for several quarters or, in certain cases, longer and cause us to incur costs, including the expenses of the outages and the restart of these facilities.

Operating problems in our business may adversely affect our income and cash flow.

        The occurrence of material operating problems at our facilities, including any of the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our operations as a whole. Our income and cash flow are dependent on the continued operation of our various production facilities. Our operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes, including pipeline leaks and ruptures; fires; mechanical failure; labor difficulties; remediation complications; discharges or releases of toxic or hazardous substances or gases and other environmental risks; explosions; storage tank leaks; unscheduled downtime; transportation interruptions; chemical spills; and inclement weather and natural disasters.

        Some of these hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil, regulatory or criminal penalties. Furthermore, we are also subject to present and future claims with respect to workplace exposure, workers' compensation and other matters. We carry insurance against potential operating hazards which is consistent with industry norms. If we were to incur a significant liability that was not covered by insurance, it could significantly affect our productivity, profitability and financial position.

We are exposed to costs arising from environmental compliance, cleanup and adverse litigation, which may have a substantial adverse effect on our business, financial condition, operating results and cash flow.

        We are subject to extensive federal, provincial, state and local environmental laws and regulations concerning the manufacture, processing and importation of certain petrochemical substances, air emissions, water discharges and the generation, handling, storage, transportation, treatment, disposal and clean up of regulated substances. We believe we are in material compliance with applicable environmental requirements. However, our operations involve the risk of accidental discharges or releases of hazardous materials, personal injury, property and environmental damage. Furthermore, applicable environmental laws and regulations are complex, change frequently and provide for substantial fines, regulatory penalties and criminal sanctions in the event of non compliance. We cannot assure you that we will not incur substantial costs or liabilities as a result of such occurrences or the enforcement of environmental laws.

        Risk of substantial environmental costs and liabilities is inherent in our business, as it is with other companies engaged in similar businesses. Also, we have liabilities and obligations arising in connection with discontinued operations, and have specific contractual obligations with respect to pre-closing environmental conditions at certain facilities divested by predecessor companies. Environmental investigations and remedial work has commenced at most locations and provision has been made in our consolidated financial statements to cover the estimated costs of remediation of discontinued sites. We have incurred and may incur in the future, environmental costs and liabilities and believe we have made adequate provisions in our consolidated financial statements for known matters. Nevertheless, we cannot assure you that we will not incur substantial costs and liabilities resulting from future events or unknown circumstances which exceed our reserves or will be material.

        From time to time, we have entered into consent agreements or been subject to administrative orders for pollution abatement or remedial action. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or from our properties, and at off-site locations where we disposed of or arranged for disposal or treatment of hazardous substances, and may also incur liability for related damages to natural resources. Currently, we have been named as a potentially responsible party under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, or its state equivalents at three third-party sites. Based on available information, we do not believe they will involve significant costs. However, we cannot assure you that significant costs will not be incurred.

We could incur significant costs to comply with the Kyoto Protocol, which could reduce our operating results and cash flow.

        In December 2002, the Government of Canada announced its ratification of the Kyoto Protocol to the United Nations Framework Convention on Climate Change. The Kyoto Protocol has yet to take effect, but if it does, Canada would be required to reduce its greenhouse gas (GHG) emissions by 6% below 1990 levels during the years 2008 through 2012. Comparable, although not necessarily identical, reductions in GHG emissions are required of other ratifying countries during the same period. Subject to further action by other countries, we anticipate that the governments of all ratifying countries in which we have production operations will require reductions in GHG emissions from our plants located within their borders sometime within the commitment period, but no later than 2012. In view of the uncertainty of how and when implementation will occur, we cannot estimate compliance costs or whether they will be material.

Our business may be adversely affected by risks associated with international operations.

        Although we report our results in U.S. dollars, we conduct a significant portion of our business outside the United States, and are subject to risks normally associated with international operations. These risks include the need to convert currencies we may receive as payment for our products into currencies required to pay our debt, or into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. Fluctuations in exchange rates can also affect the relative competitive position of a particular manufacturing facility, as well as our ability to successfully market our products in other markets. Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks, required compliance with a variety of foreign laws, including tax laws and the difficulty of enforcing agreements and collecting receivables through foreign legal systems.

Interruptions in our supply of raw materials could adversely affect our business.

        We purchase large amounts of raw materials, including natural gas and benzene, and energy for our businesses. If temporary shortages due to disruptions in supply caused by weather, transportation, production delays or other factors require us to secure our raw materials from sources other than our current suppliers, we cannot assure you that we will be able to do so on terms as favorable as our current terms or at all.

We may be subject to losses that are not covered by insurance.

        We carry comprehensive liability and property (including fire and extended perils) insurance on all of our facilities, with deductibles and other policy specifications and insured limits customarily carried in our industry for similar properties. Our insurance costs have increased recently. In addition, some types of losses, such as losses resulting from war or acts of terrorism are not insured. We determine coverage limits based on what we believe to be a reasonable maximum foreseeable loss scenario of our operations. In the event that an uninsured loss or a loss in excess of insured limits occur, we may not be reimbursed for the cost to replace capital invested in that property, nor insured for the anticipated future revenues derived from the manufacturing activities conducted at that property, while we could remain obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss could adversely affect our business, results of operations or financial condition.

Labor disputes could have an adverse effect on our business.

        As of December 31, 2003, we had approximately 4,300 employees, of whom approximately 3,700 were employees of our Canadian and U.S. operations. Approximately 500, or 13%, of our Canadian and U.S. employees are represented by unions under four separate collective bargaining agreements. In addition, in Europe, some of our operations are subject to national collective bargaining agreements that are renewed on an annual basis. If we are unable to negotiate acceptable contracts with these unions upon expiration of an existing contract or other employees were to become unionized, we could experience work stoppages, a disruption in operations or higher labor costs, which could have an adverse effect on our business, financial condition, results of operations and cash flow. Of our four North American collective bargaining agreements, two agreements, involving a total of approximately 280 employees, either have expired or will expire within the first quarter of 2004. We cannot assure you that we will be successful in negotiating new agreements on satisfactory terms, if at all.

We may make investments in entities that we do not control.

        We have established joint ventures and made minority interest investments to increase our vertical integration, enhance customer service and increase efficiencies in our marketing and distribution in the United States and other markets. Our principal joint ventures and minority investments include Joffre Ethylene III (E3), Joffre Co-Generation Plant and Alberta Ethane Gathering System.

        We do not control these entities, and they will not be restricted under the indenture governing the notes. The indenture will not limit our ability to continue making these kinds of investments, and we anticipate that we will continue to enter into joint ventures and to make minority investments.

        Our ability to control entities in which we invest may affect our ability to receive distributions from those entities or to fully implement our business plan. The incurrence of debt or entry into other agreements by an entity not under our control may result in restrictions or prohibitions on that entity's ability to pay dividends or make other distributions to us. Even where these entities are not restricted by contract or by law from making distributions to us, we may not be able to influence the occurrence or timing of such distributions. In addition, if any of the other investors in a non-controlled entity fails to observe its commitments, that entity may not be able to operate according to its business plan or we may be required to increase our level of commitment. If any of these events were to transpire, our business, results of operations, financial condition and ability to make payments on the notes could be adversely affected.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we rely on judicial enforcement for protection of our patents. While a presumption of validity exists with respect to patents issued to us in the United States and Canada, there can be no assurance that any of our patents will not be challenged, invalidated or circumvented. Furthermore, if any pending patent application filed by us does not result in an issued patent, then the use of any such intellectual property by our competitors could have an adverse effect on our businesses, financial condition, results of operations or cash flow. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have an adverse effect on our business, financial condition, results of operations or cash flow.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached and, consequently, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, others could obtain knowledge of such trade secrets through independent development or other access by legal means. Although we do not regard any single patent or trademark as being material to our operations as a whole, the failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have an adverse effect on our business, financial condition, results of operations or cash flow.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the U.S. federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. The words "believe," "expect," "plan," "intend," "estimate" or "anticipate" and similar expressions, as well as future or conditional verbs such as "will," "should," "would," and "could" often identify forward-looking statements. Specific forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, among others, statements regarding:

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  our expected financial performance in future periods;

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  cyclical changes in the demand for our products;

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  changes in pricing policies by us or our competitors;

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  our competitive advantages and ability to compete successfully;

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  our estimates of the present value of our future net cash flows;

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  changes in the costs of energy and raw materials;

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  our methods of raising capital;

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  our levels of debt; and

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  general economic conditions.

        With respect to forward-looking statements contained in this prospectus and the documents incorporated by reference herein, we have made assumptions regarding, among other things:

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  future oil, natural gas and benzene prices;

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  our ability to obtain raw materials;

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  our ability to market products successfully to our anticipated customers;

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  the impact of increasing competition; and

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  our ability to obtain financing on acceptable terms.

        Some of the risks that could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

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  commodity chemicals price levels (which depend, among other things, on supply and demand for these products, capacity utilization and substitution rates between these products and competing products);

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  feedstock availability and prices;

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  operating costs;

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  terms and availability of financing;

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  technology developments;

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  currency exchange rate fluctuations;

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  starting up and operating facilities using new technology;

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  realizing synergy and cost savings targets;

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  meeting time and budget targets for significant capital investments;

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  avoiding unplanned facility shutdowns;

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  safety, health and environmental risks associated with the operation of chemical plants and marketing of chemical products, including transportation of these products;

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  public perception of chemicals and chemical end-use products;

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  the impact of competition;

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  changes in customer demand;

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  changes in, or the introduction of new laws and regulations relating to our business, including environmental, competition and employment laws;

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  loss of the services of any of our executive officers; and

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  uncertainties associated with the North American, European and Asian economies.

        The information contained in this prospectus and the documents incorporated by reference herein, including the information provided herein under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

        Our forward-looking statements are expressly qualified in their entirety by this cautionary statement. Forward-looking statements contained in this prospectus are only made as of the date of this prospectus and forward-looking statements incorporated by reference herein are only made as of the date of the document so incorporated.

THE CORPORATION

        We are a major petrochemical producer with strategic market positions in North America in ethylene, polyethelene, styrene and styrenic polymers. We operate two commodity chemical businesses: Olefins/Polyolefins and Styrenics. Our Olefins/Polyolefins business is North America's fifth largest producer of ethylene and polyethylene. Our Styrenics business, which has operations in both North America and Europe, is North America's largest, and the world's fourth largest, producer of styrene monomer. We are also North America's largest, and the world's fourth largest, producer of styrenic polymers. Our products are used in a wide range of applications, including rigid and flexible packaging, containers, plastic bags, plastic pipe, electronics, appliances, automotive components and other industrial and consumer goods. Our products are manufactured at 14 sites in North America and four sites in Europe.

        NOVA Chemicals Corporation is an Alberta corporation. Our principal executive offices are located at 1550 Coraopolis Heights Road, Moon Township, PA 15108. Our telephone number is (412) 490-4000.

INTERCORPORATE RELATIONSHIPS

         The following chart summarizes NOVA Chemicals' simplified corporate structure showing principal operating entities and jurisdictions of incorporation (dotted lines signify an indirect holding):

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into relating to the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

        We received approximately $395 million of net proceeds from the sale of the old notes. We will use approximately $388.4 million of the net proceeds to redeem our 9.04% preferred securities due 2048 and our 9 1/2% preferred securities due 2047. We will use the balance of the proceeds for general corporate purposes.

EARNINGS COVERAGE RATIO

        The following pro forma earnings coverage ratio has been prepared in accordance with Canadian securities requirements and included in this prospectus in accordance with Canadian disclosure requirements. The pro forma ratio is calculated on a consolidated basis for the twelve-month periods ended December 31, 2002 and December 31, 2003, and is based on audited financial information, in the case of December 31, 2002, and unaudited, in the case of December 31, 2003.

	December 31, 2002	December 31, 2003
Pro forma earnings coverage ratio(1)	—×	—×

(1)
Had we earned $120 million and $59 million more in the 12 months ended December 31, 2002 and December 31, 2003, respectively, our earnings coverage would have been one to one.

        Pro forma earnings coverage is equal to net income (loss) before interest expense on long-term debt and income taxes divided by annual interest requirements on long-term debt. For purposes of calculating the pro forma financial ratio set forth above, long-term debt includes the current portion of long-term debt and the notes exchanged in this offering.

        Our interest requirements after giving effect to the issuance of the old notes to be exchanged in this offering amounted to $118 million for the 12 months ended December 31, 2003. Our earnings before interest and income taxes for the 12 months then ended was $59 million, which is 0.5 times our interest requirements for this period.

CHANGES IN SHARE AND LOAN CAPITAL STRUCTURE

        Following are the only material changes in our share and loan capital structure since December 31, 2002 through March 10, 2004:

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  On August 15, 2003, we redeemed at par our $150 million of 7% debentures due August 15, 2006 from available cash.

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  On January 13, 2004, we issued $400 million of 6 1/2% senior notes due 2012.

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  On January 13, 2004, we exercised our right to redeem, effective March 1, 2004, our 9.04% preferred securities due 2048 and 9 1/2% preferred securities due 2047.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We sold the old notes on January 13, 2004 to Citigroup Global Markets Inc. and certain other initial purchasers pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to:

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  "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

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  persons in offshore transactions in reliance on Regulation S under the Securities Act.

        As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to:

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  file with the SEC by April 12, 2004 a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

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  use our best efforts to cause the registration statement to become effective under the Securities Act on or before July 12, 2004.

        We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

        The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the "Depositary" or "DTC," who desires to deliver the old notes by book-entry transfer at DTC.

Terms of the Exchange Offer

        Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

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  the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

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  holders of the new notes will not be entitled to any of the registration rights of holders of old notes under the registration rights agreement.

        The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, the new notes and the old notes will be treated as a single class of debt securities under the indenture.

        As of the date of this prospectus, $400 million in aggregate principal amount of the old notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on March 4, 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

        In connection with the exchange offer, neither the Business Corporations Act (Alberta) nor the indenture governing the notes gives you any appraisal or dissenters' rights. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act and the related SEC rules and regulations.

        For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

        If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under "— Fees and Expenses."

Expiration Date; Extensions; Amendments

        The "expiration date" is 5:00 p.m., New York City time on April 9, 2004 unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

        In order to extend the exchange offer, we will:

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  notify the exchange agent of any extension by oral or written notice; and

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  issue a press release or other public announcement which would include disclosure of the approximate number of old notes deposited and which would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

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  to delay accepting any old notes;

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  to extend the exchange offer;

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  to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in "— Conditions of the Exchange Offer" by giving oral or written notice to the exchange agent; or

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  to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

        Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

        If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

        We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

        The new notes will accrue cash interest on the same terms as the old notes, payable semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 2004. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes from January 13, 2004.

Resale of the New Notes

        We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the

Securities Act, if you can make the representations set forth above under "Summary — Summary of the Terms of the Exchange Offer — Procedures for participating in the exchange offer." However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an "affiliate" of NOVA Chemicals as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

        Our belief that you will be allowed to resell the new notes without registration is based on interpretations of the SEC expressed in some of the SEC's no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC will treat it in the same way it has treated other exchange offers in the past.

        A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to one year after expiration date of the exchange offer. See "Plan of Distribution" for more information regarding broker-dealers.

Procedures for Tendering

General Procedures

        If you wish to surrender old notes you must:

  •
  complete, sign and date the letter of transmittal, or a facsimile thereof, or send a timely confirmation of a book-entry transfer of your old notes to the exchange agent;

  •
  have the signatures guaranteed if required by the letter of transmittal; and

  •
  mail or deliver the required documents to the exchange agent at the address appearing below under "— Exchange Agent" for receipt prior to the expiration date.

        In addition, either:

  •
  certificates for your old notes must be received by the exchange agent along with the letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the procedures described below under "— Guaranteed Delivery Procedures."

        THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE PERFORM THESE TRANSACTIONS FOR YOU.

        If you do not withdraw your surrender of old notes prior to the expiration date, you will be regarded as agreeing to surrender the old notes in accordance with the terms and conditions in this offer.

        If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Signatures and Guarantee of Signatures

        Signatures on a letter of transmittal or a notice of withdrawal described below under "— Withdrawal of Tenders," as the case may be, must generally be guaranteed by an eligible institution. You can submit a letter of transmittal without guarantee if you surrender your old notes (a) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

        If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder's name appears on the old notes.

        In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to surrender old notes.

Acceptance of Tenders

        Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

        We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of surrendered old notes will be determined by us in our sole discretion, which will be final and binding.

        We reserve the absolute right to reject any and all old notes not properly surrendered. Nor will we accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

        Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give this notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

        We do not currently intend to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

Effect of Surrendering Old Notes

        By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things:

  •
  you have full power and authority to surrender, sell, assign and transfer the old notes surrendered;

  •
  we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us;

  •
  you are acquiring the new notes in the ordinary course of your business;

  •
  you are not engaged in, and do not intend to engage in, the distribution of the new notes;

  •
  you have no arrangement or understanding with any person to participate in the distribution of the new notes;

  •
  you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you understand that you cannot rely on the position of the SEC's staff in their no-action letters;

  •
  you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508 of Regulation S-K of the SEC; and

  •
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of NOVA Chemicals.

        If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See "Plan of Distribution."

Return of Old Notes

        If any surrendered old notes are not accepted for any reason described in this prospectus or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned without expense as promptly as practicable (a) to the person who surrendered them or (b) in the case of old notes surrendered by book-entry transfer into the exchange agent's account at DTC, the old notes will be credited to an account maintained with DTC.

Book-Entry Delivery Procedure

        Any financial institution that is a participant in DTC's system may make book-entry deliveries of old notes by causing DTC to transfer these old notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

        A delivery of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "— Exchange Agent" for its receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

        If you wish to surrender your old notes and (a) your old notes are not readily available so you can meet the expiration date deadline or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

  •
  the surrender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered. The notice of guaranteed delivery must also state that the surrender is being made thereby and guarantee that, within three Nasdaq National Market trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

  •
  the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three Nasdaq National Market trading days after the expiration date.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to the expiration date.

        To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration date. Any notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes; and

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender.

        All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "— Procedures for Tendering" at any time prior to the expiration date.

Conditions of the Exchange Offer

        Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

  •
  any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our reasonable judgement, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

  •
  any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or that would materially impair the contemplated benefits to us of the exchange offer; or

  •
  a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgement, might materially impair our ability to proceed with the exchange offer.

        If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

  •
  refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

  •
  extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old notes; or

  •
  waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

Exchange Agent

        U.S. Bank National Association is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Registered or Certified Mail, Hand or Overnight Delivery	Attention: U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107

To Confirm by Telephone:    (800) 934-6802

Facsimile Transmissions (eligible institutions only):    (651) 495-8156

        U.S. Bank National Association also serves as trustee under the indenture.

Fees and Expenses

        We will pay for the expenses of the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

        We have not retained a dealer-manager for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees and out-of-pocket expenses.

        We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

Consequences of Failing to Exchange Old Notes

        Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

        Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

  •
  to a person who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

  •
  in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

  •
  pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

  •
  pursuant to an effective registration statement under the Securities Act.

Accounting Treatment

        For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the notes.

DESCRIPTION OF THE NEW NOTES

        The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights provisions applicable to the old notes do not apply to the new notes.

        The old notes were, and the new notes will be, issued under an indenture (the "Indenture") dated as of January 13, 2004 by and between the Company and U.S. Bank National Association, as Trustee (the "Trustee"). The following summary of the Indenture does not include all of the information included in the Indenture and may not include all of the information that you would consider important. This summary is qualified by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture.

        Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. For purposes of this section, references to the "Company" include only NOVA Chemicals Corporation and not its Subsidiaries and all references to "Notes" shall be deemed to refer collectively to the old notes and the new notes.

General

        The Notes offered hereby are limited in aggregate principal amount to $400 million and will mature on January 15, 2012. We can issue an unlimited amount of additional Notes in the future as part of the same series or as an additional series. Any additional Notes that we issue in the future will be identical in all respects to the Notes that we are issuing now, except that Notes issued in the future may have different issuance prices and will have different issuance dates.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent and registrar without notice to holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. Interest may be paid at the Trustee's corporate trust office, by check mailed to the registered address of the holders or by wire transfer if instructions therefor are furnished by a holder. Any Notes that remain outstanding after the completion of the exchange offer, together with the Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

        Interest on the Notes will accrue at a rate of 6 1/2% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2004. We will pay interest to those persons who were holders of record on the January 1 or July 1 immediately preceding each interest payment date.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        So long as required by its governing legislation, the Company shall cause to be kept, by the Company or an appropriately registered trust corporation, a central securities register which complies with the requirements of such legislation. Additionally, the Company will cause to be recorded promptly in the central securities register the particulars of each issue, exchange or transfer of Notes. The Trustee shall maintain at its corporate trust office a branch register containing the same information with respect to each entry contained therein as contained in the central register. In the event of a conflict between the information contained in the central register and the information contained in a branch register, the information contained in the central register shall prevail.

Ranking

        The Debt of the Company evidenced by the Notes will rank senior in right of payment to all Subordinated Obligations of the Company and will rank pari passu in right of payment with all other existing or future unsubordinated Debt of the Company.

No Subsidiary Guarantees

        The Notes will not be guaranteed by any of our Subsidiaries. On a pro forma basis after giving effect to the sale of the old notes and the redemption of our preferred securities, as of December 31, 2003, our Subsidiaries would have had no long-term debt and approximately $377 million of trade debt and $198 million of outstanding preferred stock to which the Notes would have been structurally subordinated. In addition, our credit facility allows us to issue subsidiary guarantees to the extent we elect to transfer certain assets to a restricted subsidiary or exclude the debt of a restricted subsidiary from the limitations on the incurrence of additional debt. The Indenture will not provide for similar guarantees of the Notes to the extent we cause any restricted subsidiary to issue such a guarantee under our credit facility.

Optional Redemption

        From and after the Issue Date, the Notes will be redeemable, in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the sum of:

  •
  100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, plus

  •
  the Make Whole Amount.

        "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the Stated Maturity of the principal of the Notes that would be utilized at the time of selection and in accordance with customary financial practices in pricing new issues of corporate debt securities of comparable maturity to the remaining life of the Notes.

        "Comparable Treasury Price" means, with respect to any redemption date,

  •
  the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date of redemption or purchase, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

  •
  if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations.

        "Make Whole Amount" means, with respect to any Note, the greater of (a) 1.0% of the principal amount of such Note, and (b) the excess, if any, of (1) the amount equal to the sum of the present values of the remaining scheduled payments of principal of the Notes to be redeemed and the scheduled payments of interest thereon to originally scheduled maturity, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Special Adjusted Treasury Rate from the dates on which such principal and interest would have been payable over (2) the principal amount of Notes being redeemed.

        "Reference Treasury Dealer" means each of (1) Citigroup Global Markets Inc. or any successor (or, if the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer and (2) any Primary Treasury Dealer selected by the Company.

        "Reference Treasury Dealer Quotations" means, with respect to any Reference Treasury Dealer on any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

        "Special Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price equal to the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption or purchase, plus 0.50%.

Selection and Notice

        If fewer than all the Notes issued under the Indenture are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest stops accruing on Notes or portions of them called for redemption.

Sinking Fund

        There will be no mandatory sinking fund payments for the Notes.

Tax Gross-Up Amounts

        The Indenture provides that payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax ("Taxes"), unless the Company is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof. If, after the Issue Date, the Company is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes, the Company will pay to each holder of Notes such additional amounts ("Tax Gross-Up Amounts") as may be necessary so that the net amount received by such holder (including the Tax Gross-Up Amounts) after such withholding or deduction (including any deduction or withholding in respect of the Tax Gross-Up Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided that no Tax Gross-Up Amounts will be payable with respect to a payment made to a holder of the Notes, to the extent that any of the following apply (to the extent that any of the following apply, such holder shall be referred to as an "Excluded Holder"):

  (a)
  with which the Company does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or

  (b)
  which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder, or

  (c)
  which fails to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by applicable law or regulation as a condition to exemption from or a reduction in the rate of deduction or withholding of Taxes, but only to the extent the holder is legally entitled to comply with such requirements.

The Company will also:

  (a)
  make such withholding or deduction, and

  (b)
  remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

        If the Company is required to withhold or deduct any such amounts on account of Taxes, the Company will furnish to holders of Notes copies of the Information Return NR4B and any other information returns applicable in Canada within 30 days of the date that each such return is required to be filed with the Canadian taxing authorities. The Company will indemnify and hold harmless each holder of Notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of:

  (a)
  any Taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the Notes (to the extent not covered by Tax Gross-Up Amounts),

  (b)
  any liability (including penalties, interest and expense) of such holder arising therefrom or with respect thereto, and

  (c)
  any Taxes levied or imposed on such holder with respect to any reimbursement under clause (a) or (b) above.

        If the Company becomes obligated to pay Tax Gross-Up Amounts with respect to such payment, then at least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable, the Company will deliver to the Trustee an Officers' Certificate stating the fact that such Tax Gross-Up Amounts will be payable, the amounts so payable, and setting forth such other information as is necessary to enable the Trustee to pay such Tax Gross-Up Amounts to the Holders of the Notes on the payment date. Whenever in the Indenture there is mentioned, in any context:

  (a)
  the payment of principal (and premium, if any),

  (b)
  purchase prices in connection with a repurchase of Notes,

  (c)
  interest, if any, or

  (d)
  any other amount payable on or with respect to any of the Notes,

such mention shall be deemed to include mention of the payment of Tax Gross-Up Amounts provided for in this section to the extent that, in such context, Tax Gross-Up Amounts are, were or would be payable in respect thereof.

        The obligation to pay Tax Gross-Up Amounts and any indemnification payments under the terms and conditions described above will survive any termination, defeasance or discharge of the Indenture.

Redemption For Tax Reasons

        The Company may at any time, upon not less than 30 nor more than 60 days prior written notice, redeem in whole but not in part the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued interest, if any, to the date of redemption if it has become or would become obligated (including on the future enactment of a proposed change) to pay any Tax Gross-Up Amounts in respect of the Notes as a result of any change from January 8, 2004 (including any announced prospective change) in any laws or regulations of Canada or any political subdivision or taxing authority thereof, or any change from January 8, 2004 in any interpretation or application of such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including the enactment of any legislation or the publication of any judicial decision or regulatory or administrative determination) of Canada or any political subdivision or taxing authority thereof.

Certain Covenants

Negative Pledge

        The Company will not and will not permit any Subsidiary to create any Security Interest on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, to secure any Debt unless at the same time it shall secure equally and ratably with such Debt all Notes then outstanding under the Indenture by the same instrument or by other instrument for so long as such obligation is so secured; provided that this covenant shall not hinder or prevent the sale of any property or assets of the Company (except in the case of a sale in connection with a transaction prohibited by the covenant described under the caption "Limitation on Sale/Leaseback Transactions") or hinder or prevent:

  (i)
  Security Interests existing on the date of initial issuance of the Notes;

  (ii)
  Security Interests on any property, Capital Stock, or other assets existing at the time of acquisition thereof by the Company or any Subsidiary (which may include property previously leased by the Company or any Subsidiary and leasehold interests thereon, provided that the lease terminates prior to the acquisition);

  (iii)
  Security Interests on property, Capital Stock, or other assets of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with the Company or any Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or other entity as an entirety or substantially as an entirety to the Company or any Subsidiary;

  (iv)
  Security Interests on property, Capital Stock, or other assets ("Secured Projects") acquired, constructed or improved by the Company or any Subsidiary after the initial issuance of the Notes which are created or assumed contemporaneously with, or within 270 days after such acquisition (or, in the case of property or other assets constructed or improved, within 270 days after the completion or commencement of commercial operation of such property or other assets, whichever is later) to secure or provide for the payment of any part of the purchase price of such property, Capital Stock, or other assets or cost of such construction or improvement; provided that if a commitment to so finance such a payment is obtained prior to or within such 270-day period and the related Security Interest is created within 90 days after the expiration of the 270-day period, the applicable Security Interest shall be deemed to be included in this clause (iv); and provided further, that such Security Interests may also extend to: (a) any Necessary Assets; provided that the instrument granting such Security Interest does not materially impair the continued operation of each Significant Facility requiring or dependent on such Necessary Assets notwithstanding a default under such instrument or acceleration of the obligations secured thereby; (b) any unimproved real property theretofore owned by the Company or any Subsidiary, on which the property so constructed, or the improvement is located; and (c) contract rights (including revenue therefrom) of the Company or any Subsidiary directly related to such Secured Projects;

  (v)
  Security Interests securing Debt issued pursuant to a receivables facility or similar credit arrangement which provides for Debt issued by the Company or any Subsidiary thereunder and interest thereon and related obligations to be secured by a pledge of receivables of the Company or any Subsidiary in accordance with an indenture or other agreement and which further provides that the holder of interests in the trust created pursuant to such indenture or other agreement is to be entitled to a first call on the proceeds of any enforcement of the security under the indenture or other agreement that are attributable to receivables of the Company or any Subsidiary;

  (vi)
  the granting of any security, whether by way of letter of credit, surety bond or otherwise, which is posted or granted pursuant to a court order or agreement with a third Person in the context of a dispute by the Company or any Subsidiary of the claims by a third Person purportedly arising in the ordinary course of business of, or incident to current construction by, the Company or any Subsidiary;

  (vii)
  the deposit of cash, letters of credit, surety bonds, labor and material bonds or any other security in connection with contracts (other than for the payment of Debt) or tenders in the ordinary course of business or to secure margin accounts in the ordinary course of business, workmen's compensation, surety or appeal bonds, costs of litigation required by law, public and statutory obligations, liens or claims whether arising at common law, equity or pursuant to statute whether incident to current construction or otherwise, including but not limited to mechanics', workmen's, carriers' and other similar liens;

  (viii)
  Security Interests securing Debt or other obligations of a Subsidiary owing to the Company or a wholly-owned Subsidiary;

  (ix)
  Security Interests on or other conveyances of property or other assets owned by the Company or any Subsidiary in favor of the Government of Canada or any Province or Territory thereof or the United States of America or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the Government of Canada or any Province or Territory thereof or the United States of America or any State, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such Security Interests; or

  (x)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Security Interest referred to in the foregoing clauses (i) to (ix), inclusive, without increase of the principal of the Debt secured thereby; provided, however, that such extension, renewal or replacement shall be limited to all or a part of the property or other assets which secured the Security Interest so extended, renewed or replaced (plus improvements on such property or other assets); and provided, further, that any Security Interest permitted by any of the foregoing clauses (i) to (ix), inclusive, of this covenant shall not extend to or cover any property of the Company or any Subsidiary other than the property specified in such clauses and improvements thereto.

        Notwithstanding the foregoing provisions or the provisions of the covenant described under the caption "Limitation on Sale/Leaseback Transactions," the Company or any Subsidiary may issue, incur, create, assume or guarantee Debt secured by Security Interests which would otherwise be subject to the foregoing restrictions and enter into any Sale/Leaseback Transaction that would otherwise be prohibited by the covenant described under the caption "Limitation on Sale/Leaseback Transactions" in an aggregate amount which, together with all other outstanding Debt of the Company and each Subsidiary or any of them which (if originally issued, incurred, created, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions under any of clauses (i) through (x) above and the aggregate Attributable Debt of all such Sale/Leaseback Transactions of the Company and each Subsidiary or any of them at any one time outstanding together, does not at the time exceed 10% of Consolidated Net Tangible Assets of the Company. This 10% Consolidated Net Tangible Assets "basket" provision provides the Company with capacity to incur secured debt and engage in Sale/Leaseback Transactions in addition to the capacity provided by the carveouts in clauses (i) through (x) above.

Limitation on Sale/Leaseback Transactions

        The Company shall not, and shall not permit any Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to create Security Interests on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under the caption "Negative Pledge" or (ii) the net cash proceeds received by the Company or any Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the board of directors of the Company or, as the case may be, such Subsidiary) of such property and the Company or such Subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the property so leased, to the retirement, within 180 days after the effective date of such Sale/Leaseback Transaction, of the Notes or Debt of the Company ranking on a parity with the Notes and owing to a Person other than the Company or any affiliate of the Company or to the construction or improvement of real property or personal property used in the ordinary course of business. These restrictions will not apply to (a) transactions providing for a lease for a term, including any renewal thereof, of not more than three years; (b) transactions between the Company and a Subsidiary or between Subsidiaries; and (c) transactions between the Company and a joint venture, partnership or other association or affiliation in which the Company has at least a 50% interest, directly or indirectly, entered into for operational or strategic reasons and not for financing reasons; provided, however that the aggregate Attributable Debt of all Sale/Leaseback Transactions of the Company and each Subsidiary or any of them incurred pursuant to this clause (c) does not at any one time in the aggregate exceed 5% of Consolidated Net Tangible Assets of the Company as of the most recently ended quarter of the Company for which financial statements of the Company have been provided (or were required to have been provided) to the holders of the Notes.

Events of Default

        The Indenture provides, with respect to the Notes, that the following shall constitute Events of Default:

  (i)
  default in the payment of any interest (including Tax Gross-Up Amounts) upon any Note, when the same becomes due and payable, continued for 30 days;

  (ii)
  default in the payment of the principal of or any premium on any Note at its Maturity;

  (iii)
  default in the deposit of any sinking fund or analogous payment when due by the terms of any Note;

  (iv)
  default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty, a default in whose performance or whose breach is specifically dealt with elsewhere in the Indenture), continued for 60 days after written notice to the Company;

  (v)
  default under any indenture or instrument evidencing or under which the Company or any Subsidiary has outstanding any Debt (other than an obligation payable on demand or maturing less than 12 months from the date such Debt is incurred) in any individual instance in excess of an amount equal to 5% of Consolidated Shareholders' Equity shall occur and be continuing and, if such Debt has not already matured in accordance with its terms, such Debt shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration is not rescinded or annulled within 15 Business Days after notice thereof shall have been given as provided in the Indenture, or default in any payment when due at final maturity of any such Debt, including any applicable grace period; and

  (vi)
  certain events of bankruptcy, insolvency or reorganization.

        The Company is required to file with the Trustee, annually, an officer's certificate as to its compliance with all conditions and covenants under the Indenture. The Indenture will provide that the Trustee may withhold notice to the Holders of the Notes of any default (except payment defaults on the Notes) if it considers it in the interest of the Holders of the Notes to do so.

        If an Event of Default listed in clause (i), (ii) or (iii) of the preceding paragraph with respect to the Notes of any series shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of the applicable series may declare the Notes of that series due and payable immediately. If an Event of Default listed in clause (iv) or (v) of the preceding paragraph shall occur and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of all Notes then outstanding may declare all the Notes due and payable immediately. However, in either case the Holders of a majority in principal amount of the Notes of the series or all Notes outstanding, as the case may be, by written notice to the Company and the Trustee, may, under certain circumstances, rescind and annul such declaration. If an Event of Default listed in clause (vi) of the preceding paragraph occurs and is continuing, then the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or the Holders.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Notes of the applicable series or then outstanding, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No Holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

  (a)
  such Holder has previously given to the Trustee written notice of a continuing Event of Default,

  (b)
  the registered Holders of at least 25% in aggregate principal amount of the Notes of the applicable series or then outstanding, as the case may be, have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and

  (c)
  the Trustee shall not have received from the registered Holders of a majority in aggregate principal amount of the Notes of the applicable series or then outstanding, as the case may be, a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by the Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest, if any, on, such Note on or after the respective due dates expressed in such Note.

Merger or Consolidation

        The Indenture provides that the Company may not amalgamate or consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the Person formed by such consolidation or amalgamation or into which the Company is merged or the Person which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of any Canadian or United States jurisdiction, and assumes NOVA Chemicals' obligations on the Notes and under the Indenture, and (ii) certain other conditions are met. In addition, no such amalgamation, consolidation, merger or transfer may be made if, as a result thereof, any property or assets of the Company would become subject to any mortgage or other encumbrance securing Debt, unless such mortgage or other encumbrance could be created pursuant to the provisions described under "Negative Pledge" above without equally and ratably securing the Notes or unless the Notes are secured equally and ratably with, or prior to, the Debt secured by such mortgage or other encumbrance.

Modification or Waiver

        Modification and amendment of the Indenture may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of all outstanding Notes that are affected by such modification or amendment; provided that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby, among other things; (i) change the Stated Maturity of the principal of, or any installment of interest on, any such Note; (ii) change the time at which any Notes may or shall be redeemable or repayable; (iii) reduce the principal amount or the rate of interest on or any premium payable upon the redemption or repayment of any such Note; (iv) reduce the amount of the principal of an original issue discount Note that would be due and payable upon a declaration of acceleration of the Maturity thereof; (v) adversely affect any right of repayment at the option of the Holder of any such Note; (vi) change the place or Currency of payment of principal of, or any premium or interest on, any such Note; (vii) reduce the above-stated percentage of Holders of Notes necessary to modify or amend the Indenture or to consent to any waiver thereunder (including a waiver of certain defaults); (viii) change any obligation of the Company to pay Tax Gross-Up Amounts; or (ix) modify the foregoing requirements with certain exceptions.

        The Holders of a majority in aggregate principal amount of outstanding Notes affected thereby have the right to waive compliance by the Company with certain covenants.

        Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another Person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders; (iii) to add Events of Default for the benefit of the Holders; (iv) to secure the Notes pursuant to the provisions described above under "Negative Pledge," "Limitation on Sale/Leaseback Transactions" and "Merger or Consolidation" or otherwise; (v) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one

Trustee; (vi) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of Holders in any material respect; (vii) to comply with any requirements of the SEC in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; or (viii) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes, provided, however, such action shall not adversely affect the interests of any of the Holders in any material respect.

        The Indenture provides that in determining whether the Holders of the requisite principal amount of the Notes then outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder Notes owned by the Company or any other obligor or affiliate of the Company or such other obligor shall be disregarded and not deemed to be Outstanding.

Discharge, Defeasance and Covenant Defeasance

        The Company may discharge certain obligations to Holders of Notes which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee trust funds in an amount sufficient to pay the entire indebtedness on such Notes for principal (and premium, if any) and interest to the date of such deposit (if such Notes have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

        The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such outstanding Notes and to have satisfied its other obligations under the Indenture with respect thereto, except for (i) the rights of Holders of the Notes to receive solely from the trust fund described below payments in respect of the principal of (and premium, if any) and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes relating to the issuance of temporary securities, the registration, transfer and exchange of Notes, the replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency in the applicable place of payment, the holding of money for security payments in trust and with respect to the payment of Tax Gross-Up Amounts, if any, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. The Company may, at its option and at any time, elect to be released from its obligations with respect to certain covenants that are described in the Indenture (including those described under "Negative Pledge," "Limitation on Sale/Leaseback Transactions" and "Merger or Consolidation" above) ("covenant defeasance") and any omission to comply with such obligations thereafter shall not constitute a default or an Event of Default with respect to such Notes.

        In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee (or other qualifying trustee), in trust, for the benefit of the Holders of such Notes cash, Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay the principal of (and premium, if any) and interest on the Notes, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor in United States Dollars; (ii) in the case of defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States stating that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the Holders of such Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (iv) in the case of defeasance or covenant defeasance, the

Company shall have delivered to the Trustee an Opinion of Counsel in Canada to the effect that holders of such Outstanding Notes will not recognize income, gain or loss for Canadian federal or provincial income tax or other tax purposes as a result of such defeasance or covenant defeasance, as applicable, and will be subject to Canadian federal or provincial income tax and other tax including withholding tax, if any, on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred.

Resignation of Trustee

        The Trustee may resign or be removed with respect to the Notes and a successor Trustee may be appointed to act with respect to the Notes.

Payment and Paying Agents

        Principal, premium, if any, and interest, if any, on Notes will be payable at an office or agency of the Trustee in New York, New York, except that at the option of the Company interest, if any, may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account located in the United States maintained by the Person entitled thereto as specified in the Security Register. Payment of any installment of interest on Notes will be made to the Person in whose name such Note is registered at the close of business on the Regular Record Date for such interest.

        The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

SEC Reports

        The Company shall provide the Trustee and holders of Notes (or make available through the SEC's EDGAR system), within 15 days after it files with, or furnishes to, the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or is required to furnish to the SEC pursuant to the Indenture. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to continue to file with, or furnish to, the SEC and provide the Trustee and holders of Notes:

  (a)
  within 120 days after the end of each fiscal year (or such shorter period as the SEC may in the future prescribe), annual reports on Form 40-F (or any successor form) containing the information required to be contained therein (or required in such successor form),

  (b)
  within 60 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as the SEC may in the future prescribe), reports on Form 6-K (or any successor form), and

  (c)
  promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form);

provided, however, that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filings.

Consent to Jurisdiction and Service of Process

        The Company has irrevocably appointed CT Corporation System as its agent for service of process in any suit, action or proceeding with respect to the Indenture or the Notes brought in any federal or state court located in New York City and that each of the parties submit to the jurisdiction thereof.

Governing Law

        The Indenture and the Notes will be governed by the internal laws of the State of New York, without reference to principles of conflicts of law.

Enforceability of Judgments

        Since a portion of our assets, as well as the assets of a number of our directors and officers, are outside the United States, any judgment obtained in the United States against us or certain of our directors or officers, including judgments with respect to the payment of principal on the Notes, may not be collectible within the United States.

        We have been informed by Jack S. Mustoe, our Senior Vice President, Legal and General Counsel, that the laws of the Province of Alberta permit an action to be brought in a court of competent jurisdiction in the Province of Alberta to recognize and enforce any final and conclusive judgment in personam of a New York Court that is not impeachable as void or voidable under the internal laws of the State of New York for a sum certain if (i) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Alberta (and submission by the Company in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose); (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Alberta, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (iii) the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors rights including bankruptcy, reorganization, winding up and moratorium and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Alberta; (iv) a dispute between the same parties based on the same subject matter has not given rise to a decision rendered by a court in the Province of Alberta or an arbitration tribunal or been decided by a foreign authority and the decision meets the necessary conditions for recognition under Alberta law; (v) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court of the Province of Alberta; (vi) interest payable on the Notes is not characterized by a court of the Province of Alberta as interest payable at a criminal rate within the meaning of Section 347 of the Criminal Code (Canada); and (vii) the action to enforce such judgment is commenced within the appropriate limitation period. Under the Currency Act (Canada), a court of the Province of Alberta may only give judgments in Canadian dollars.

        In the opinion of such counsel, there are no reasons under present laws of the Province of Alberta for avoiding recognition of such judgments of New York Courts under the Indenture or on the Notes based upon public policy. We have been advised by such counsel that there is doubt as to the enforceability in Canada against us or against our directors and officers who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal securities laws.

Concerning the Trustee

        U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as registrar and paying agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with Canadian GAAP.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate set forth or implicit in the terms of such transaction or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes outstanding pursuant to the Indenture, compounded semi-annually, in either case as determined by the principal accounting or financial officer of the Company) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

        "Capital Stock" of any person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

        "Consolidated Net Tangible Assets" means, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all current liabilities except for (1) notes and loans payable, (2) current maturities of long-term debt and (3) current maturities of obligations under capital leases; and (b) to the extent included in said aggregate amount of assets, all goodwill, trade names, trademarks, patents, organization expenses, unamortized debt discount and expenses and all other intangible assets, to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with Canadian GAAP.

        "Consolidated Shareholders' Equity" means, at any date, the aggregate of the dollar amount of the outstanding preferred and common share capital of the Company, plus any outstanding warrants exercisable into shares, plus any outstanding debentures or other Debt which are convertible into shares at the option of the Company and which have no significant retraction privilege, plus or minus the amount, without duplication, of any reinvested earnings or deficit, plus any contributed surplus, plus or minus any cumulative translation adjustment, all as set forth in the most recent audited year-end consolidated balance sheet of the Company.

        "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

        "Issue Date" means January 13, 2004.

        "Necessary Assets" means all assets, including, without limitation, land, buildings, manufacturing facilities, equipment, control systems, easements and rights of way, permits and other regulatory approvals, pipelines, utilities, pumping and storage facilities, roads, computers and computer software, technology and all other forms of intellectual property, feedstock supply agreements, and product sale agreements of any kind (including purchase of feedstock) used or useful in the ownership, operation or maintenance of the property acquired, constructed or improved whether or not in existence prior to such acquisition, construction or improvement.

        "Notes" means any notes issued by the Company under the Indenture dated January 13, 2004.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a person and the Company or a Subsidiary leases it from such person, other than leases between the Company and a wholly-owned Subsidiary or between wholly-owned Subsidiaries.

        "Security Interest" means any mortgage, pledge, lien, conditional sale or other title retention agreement, or other similar security interest.

        "Significant Facility" means any plant or other facility of the Company or any Subsidiary, whether now owned or hereafter acquired, having a book value as of the date of determination in excess of 10% of Consolidated Net Tangible Assets.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subsidiary" means any corporation of which at the time of determination the Company, directly or indirectly through one or more Subsidiaries, owns more than 50% of the shares of Voting Stock.

        "Trust Indenture Act" means the provisions of the Trust Indenture Act of 1939, as amended, and regulations thereunder.

        "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

PLAN OF DISTRIBUTION

        We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until September 6, 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        This prospectus does not qualify the distribution of new notes to any purchaser resident in Canada.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary describes certain United States federal income tax consequences associated with the exchange of the old notes for the new notes and the purchase, ownership and disposition of the new notes as of the date hereof. Except where noted, it deals only with purchasers that acquired the old notes pursuant to the offering at the initial offering price and who will hold the new notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not apply to certain types of holders subject to special rules, such as dealers in securities or currencies, financial institutions, life insurance companies, persons holding notes as part of a hedging or conversion transaction or a straddle, or persons whose functional currency is not the United States dollar. Furthermore, the discussion below is based upon the provisions of the Code, existing and proposed United States Treasury regulations promulgated thereunder, and current administrative rulings and judicial decisions thereon, all of which are subject to change, possibly on a retroactive basis, which could result in United States federal income tax consequences different from those discussed below.

        Prospective holders of notes are advised to consult with their tax advisors as to the United States federal income tax consequences of the purchase, ownership and disposition of notes in light of their particular circumstances, as well as the effect of any state, local or other tax laws.

        As used in this prospectus, the term "United States holder" means a beneficial owner of a note that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation or partnership (or any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income tax without regard to its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States holder. If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder of the notes, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their own tax advisors as to the particular federal income tax consequences applicable to them.

        A "non-United States holder" is any beneficial owner of a note that is not a United States holder.

Exchange Offer

        The exchange of an old note for a new note pursuant to the exchange offer should be without United States federal income tax consequences. The new note received for an old note should be treated for United States federal income tax purposes as a continuation of the old note.

Tax Consequences to United States Holders

        Stated interest on a new note generally will be taxable to a United States holder as ordinary income as it accrues or is received in accordance with the United States holder's method of accounting for United States federal income tax purposes.

        Upon the sale, exchange, retirement or other disposition of a new note, a United States holder generally will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (not including amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such United States holder's adjusted tax basis in the new note. A United States holder's adjusted tax basis in a new note will, in general, be the United States holder's cost therefor, less any principal payments received by such holder. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the new note has been held for more than one year.

Tax Consequences to Non-United States Holders

        Under present United States federal income tax law, subject to the discussion of backup withholding and information reporting below:

  (a)
  payments of interest on the new notes to any non-United States holder will not be subject to United States federal income, branch profits or withholding tax provided that:

  •
  the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the non-United States holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  •
  the non-United States holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership;

  •
  such interest payments are not effectively connected with a United States trade or business; and

  •
  certain certification requirements are met. Such certification will be satisfied if the beneficial owner of the new note certifies on IRS Form W-8 BEN or a substantially similar substitute form, under penalties of perjury, that it is not a United States person and provides its name and address, and (x) such beneficial owner files such form with the withholding agent or (y) in the case of a new note held through a foreign partnership or intermediary, the beneficial owner and the foreign partnership or intermediary satisfy certification requirements of applicable United States Treasury regulations; and

  (b)
  a non-United States holder will not be subject to United States federal income or branch profits tax on gain realized on the sale, exchange, or retirement or other disposition of a new note, unless (i) the gain is effectively connected with a trade or business carried on by such holder within the United States or, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is generally attributable to a United States permanent establishment maintained by the holder, or (ii) the holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

        A new note held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax with respect to a new note as a result of such individual's death, provided that (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and (ii) payments with respect to the new note would not have been effectively connected with the conduct of a United States trade or business.

Backup Withholding and Information Reporting

        In general, payments of interest and the proceeds of the sale, exchange, retirement or other disposition of the new notes payable by a United States paying agent or other United States intermediary will be subject to information reporting. In addition, backup withholding will generally apply to these payments if (i) in the case of a United States holder, the holder fails to provide its correct taxpayer identification number, or fails to certify that it is not subject to backup withholding or fails to report all interest and dividends required to be shown on its United States federal income tax returns, or (ii) in the case of a non-United States holder, the holder fails to provide the certification on IRS Form W-8 BEN described above or otherwise does not provide evidence of its exempt status. Certain United States holders (including, among others, corporations) and non-United States holders that comply with certain certification requirements may not be subject to backup withholding. Any amount paid as backup withholding will be creditable against the holder's United States federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service. Holders of new notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the principal Canadian federal income tax considerations generally applicable to prospective purchasers pursuant to this offering who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the "Canadian Tax Act") are not resident in Canada or deemed to be resident in Canada, hold old notes or new notes, as the case may be, as capital property, deal at arm's length with NOVA Chemicals, do not use or hold, and are not be deemed to use or hold, old notes or new notes in connection with a trade or business carried on, or deemed to be carried on, in Canada and, in the case of insurers, will not carry on an insurance business in Canada with which such notes are effectively connected or in respect of which the notes would be designated insurance property for the purposes of the Canadian Tax Act (each, a "Holder").

        This summary is based upon the current provisions of the Canadian Tax Act and Regulations thereunder and on counsel's understanding of the current published administrative and assessing practices and policies of the Canada Customs and Revenue Agency. This summary takes into account specific proposals to amend the Canadian Tax Act and the Regulations thereunder publicly announced by or on behalf of the Minister of Finance prior to the date hereof (the "Tax Proposals"). However, no assurances can be given that the Tax Proposals will be enacted as proposed or at all. This summary is not exhaustive of all Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate possible changes in the law or in administrative or assessing practices and policies whether by legislative, regulatory, administrative or judicial action. This summary does not take into account foreign (i.e., non-Canadian) tax considerations or Canadian provincial or territorial tax considerations which may vary from the Canadian federal income tax considerations described herein.

        This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder and no representation is made with respect to the Canadian tax consequences to any particular holder. Accordingly, holders should consult their own tax advisors with respect to the Canadian tax considerations relevant to them, having regard to their particular circumstances.

        Under the Canadian Tax Act, interest or premium payable on the old notes or new notes to Holders will be exempt from non-resident withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Canadian Tax Act in respect of the acquisition, holding, redemption or disposition of the old notes or new notes, or the receipt of interest, premium or principal thereon by a Holder solely as a consequence of such acquisition, holding, redemption or disposition of such notes.

RATINGS DISCLOSURE

        The notes have been rated BB+ by Standard & Poor's Corporation ("S&P") and Ba2 by Moody's Investor Service, Inc. ("Moody's") (each a "Rating Agency"). In January 2004, in conjunction with the issuance of the old notes, S&P lowered the outlook in respect of our senior unsecured debt from stable to negative.

        Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. Rating for debt instruments range from AAA, in the case of S&P, or Aaa, in the case of Moody's, which represent the highest quality of securities, to D, in the case of S&P, or C, in the case of Moody's, which represents the lowest quality of securities rated.

        According to the S&P rating system, notes rated BB, B, CCC, CC, and C are regarded as having significant speculative characteristics. BB indicates the least degree of speculation and C the highest. While such notes will likely have some quality and protective characteristics, these may be outweighed by large uncertainties or major exposures to adverse conditions. Notes rated BB are less vulnerable to nonpayment than other speculative issues. However, the obligor faces major ongoing uncertainties or exposure to adverse business, financial, or economic conditions, which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (-) sign to show relative standing within the major rating categories.

        According to the Moody's rating system, notes which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class. Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

        The credit ratings accorded to the notes by the Rating Agencies are not recommendations to purchase, hold or sell the notes inasmuch as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a Rating Agency in the future if in its judgment circumstances so warrant.

LEGAL MATTERS

        Certain matters of Canadian law will be passed upon by Jack S. Mustoe, Senior Vice President, Legal and General Counsel of NOVA Chemicals, Calgary, Alberta. In connection with matters of United States law, NOVA Chemicals is being represented by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

        Mr. Mustoe and the partners and associates of Orrick, Herrington & Sutcliffe LLP beneficially own, directly or indirectly, less than one percent of each series of the outstanding securities of NOVA Chemicals.

EXPERTS

        The audited consolidated financial statements of NOVA Chemicals audited by Ernst & Young LLP, Chartered Accountants, incorporated by reference in this prospectus have been so incorporated in reliance on their report given their authority as experts in auditing and accounting.

        The partners of Ernst & Young LLP, Chartered Accountants, the auditors of NOVA Chemicals, beneficially own, directly or indirectly, no securities of NOVA Chemicals.

LIST OF DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference;" resolutions of the Board of Directors of NOVA Chemicals; NOVA Chemicals' interest and asset coverage calculations; consent of Ernst & Young LLP; consent of Jack S. Mustoe; consent of Orrick, Herrington & Sutcliffe LLP; powers of attorney; Indenture dated as of January 13, 2004, between NOVA Chemicals and U.S. Bank National Association, as Trustee; Form F-X of NOVA Chemicals; Statement of Eligibility of U.S. Bank National Association on Form T-1; Registration Rights Agreement dated January 13, 2004, between NOVA Chemicals and Citigroup Global Markets Inc.; Form of Letter of Transmittal; Form of Notice of Guaranteed Delivery; Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; Form of Letter to Clients; and Form of Letter to Nominees.

AUDITORS' CONSENT

        We have read the short form prospectus of NOVA Chemicals Corporation (the "Corporation") dated March 10, 2004 relating to the offer to exchange 6 1/2% Senior Notes due January 15, 2012 which have been registered under the Securities Act of 1933 for $400,000,000 outstanding unregistered 6 1/2% Senior Notes due January 15, 2012 (the "prospectus"). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2002, 2001 and 2000 and the consolidated statements of income (loss) and reinvested earnings and cash flow for each of the years in the three-year period ended December 31, 2002. Our report is dated March 4, 2003.

Calgary, Canada	(Signed) ERNST & YOUNG LLP
March 10, 2004	Chartered Accountants

Offer to Exchange

6 1/2% Senior Notes Due January 15, 2012
Which Have Been Registered Under
The Securities Act of 1933
for
$400,000,000 Outstanding Unregistered
6 1/2% Senior Notes Due January 15, 2012

PROSPECTUS

March 10, 2004

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        The Board of Directors has enacted a General By-law, as confirmed by the shareholder of the Corporation, which includes provision for the protection of Directors and officers subject to the provisions of the Business Corporations Act (Alberta) ("ABCA"). The provisions of the General By-law as affected by the ABCA may be summarized as follows:

        (a)    subject to the Director or officer acting honestly and in good faith with a view to the best interests of the Corporation, such Director or officer is indemnified against any loss or damage which may happen in the execution of his office in circumstances other than those identified in paragraphs (b) and (c) below;

        (b)    except in respect of an action by or on behalf of the Corporation or of a body corporate of which the Corporation is or was a shareholder, the Corporation shall indemnify a Director or officer from and against any liability in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or officer except in respect of an action by or on behalf of the Corporation or of a body corporate of which the Corporation is or was a shareholder, provided such Director or officer acted honestly and in good faith with a view to the best interests of the Corporation and in the case of criminal or administrative action or proceedings that is enforced by a monetary penalty he had reasonable grounds for believing that his conduct was lawful.

        (c)    a Director or officer is entitled to indemnification from the Corporation (in certain circumstances, only with the approval of the Court of Queen's Bench of Alberta) in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any proceeding to which he is made a party provided such Director or officer is substantially successful on the merits in his defense of such proceedings, he fulfills the conditions set forth in (b) above and is fairly and reasonably entitled to indemnification; and

        (d)    the Corporation may purchase and maintain insurance for the benefit of each Director and officer against any liability incurred by him in his capacity as a Director or officer of the Corporation or another body corporate except when the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Corporation or such other body corporate, as the case may be.

        As permitted and for the purposes described in paragraph (d) above, the Corporation has purchased and maintains insurance within such authorization on behalf of its Directors and officers.

        Directors and officers of the Corporation are insured, subject to all the terms, conditions and exclusions of the policy, against certain liabilities incurred by them in their capacity as Directors and officers of the Corporation and its subsidiaries. This insurance provides for an annual limit for liability and reimbursement of payments of $150,000,000 (U.S.). The deductible applicable to reimbursement of the Corporation is $1,000,000 (U.S.) per occurrence and there is no deductible applicable to individual Directors and officers.

        Indemnity agreements reflecting, among other things, the foregoing, have been entered into between the Corporation and each of its directors.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

II-1

EXHIBITS

Exhibit Number	Description

4.1
Annual Information Form of NOVA Chemicals dated March 4, 2003 for the year ended December 31, 2002 (incorporated by reference from NOVA Chemicals' Report on Form 40-F for the year ended December 31, 2002).
4.2	Management Information Circular of NOVA Chemicals dated March 4, 2003 (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated April 7, 2003).
4.3
Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three months ended March 31, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated April 23, 2003).
4.4
Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and six months ended June 30, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated July 23, 2003).
4.5
Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and nine months ended September 30, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated October 22, 2003).
4.6
Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and twelve months ended December 31, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated January 28, 2004).
4.7	Earnings Coverage Ratio calculations at December 31, 2003.*
4.8
Material change report dated May 29, 2003 relating to NOVA Chemicals' announcement of the disposition of its equity interest in Methanex Corporation (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated May 29, 2003).
5.1	Consent of Ernst & Young LLP.*
5.2	Consent of Jack S. Mustoe, Senior Vice President, Legal and General Counsel of NOVA Chemicals Corporation.*
5.3	Consent of Orrick, Herrington & Sutcliffe LLP.*
6.1	Powers of Attorney (included on the signature pages to this Registration Statement).*
7.1	Indenture dated as of January 13, 2004 between NOVA Chemicals Corporation and U.S. Bank National Association.*
7.2	Statement of Eligibility of the Trustee on Form T-1.*
7.3	Registration Rights Agreement dated January 13, 2004, between NOVA Chemicals and Citigroup Global Markets Inc.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.4	Form of Letter to Clients.*
99.5	Form of Letter to Nominees.*

*
Previously filed.

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrent with the initial filing of this Registrant Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

        Any changes to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moon Township, State of Pennsylvania, on March 10, 2004.

NOVA CHEMICALS CORPORATION
By:	/s/ JEFFREY M. LIPTON Jeffrey M. Lipton (President and Chief Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on March 10, 2004.

Signature	Title

/s/ JEFFREY M. LIPTON Jeffrey M. Lipton	President and Chief Executive Officer and a Director (principal executive officer)
/s/ LAWRENCE A. MACDONALD Lawrence A. MacDonald	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)
* Jerald Allen Blumberg	Director
* Dr. Frank Peter Boer	Director
* Jacques Bougie	Director
* Joanne V. Creighton	Director
* Robert Emmet Dineen, Jr.	Director

III-2

Louis Yves Fortier, C.C., Q.C.	Director
* Kerry Lloyd Hawkins	Director
* Arnold Martin Ludwick	Director
* Janice Gaye Rennie, F.C.A.	Director
* James Mark Stanford	Director
* Joseph Dale Thompson	Director
* J. E. Newell	Director
*By:	/s/ JACK S. MUSTOE Jack S. Mustoe Attorney-in-fact

III-3

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of NOVA Chemicals Corporation in the United States, in Moon Township, State of Pennsylvania, on the 10th day of March, 2004.

NOVA CHEMICALS INC.
By:	/s/ JACK S. MUSTOE Jack S. Mustoe Vice President

III-4

EXHIBIT INDEX

Exhibits

Exhibit Number	Description	Page No.

4.1	Annual Information Form of NOVA Chemicals dated March 4, 2003 for the year ended December 31, 2002 (incorporated by reference from NOVA Chemicals' Report on Form 40-F for the year ended December 31, 2002).
4.2	Management Information Circular of NOVA Chemicals dated March 4, 2003 (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated April 7, 2003).
4.3	Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three months ended March 31, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated April 23, 2003).
4.4	Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and six months ended June 30, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated July 23, 2003).
4.5	Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and nine months ended September 30, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated October 22, 2003).
4.6	Unaudited Interim Consolidated Financial Statements of NOVA Chemicals as at and for the three and twelve months ended December 31, 2003 and 2002 and related notes (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated January 28, 2004).
4.7	Earnings Coverage Ratio calculations at December 31, 2003.*
4.8	Material change report dated May 29, 2003 relating to NOVA Chemicals' announcement of the disposition of its equity interest in Methanex Corporation (incorporated by reference from NOVA Chemicals' Report on Form 6-K dated May 29, 2003).
5.1	Consent of Ernst & Young LLP.*
5.2	Consent of Jack S. Mustoe, Senior Vice President, Legal and General Counsel of NOVA Chemicals Corporation.*
5.3	Consent of Orrick, Herrington & Sutcliffe LLP.*
6.1	Powers of Attorney (included on the signature pages to this Registration Statement).*
7.1	Indenture dated as of January 13, 2004 between NOVA Chemicals Corporation and U.S. Bank National Association.*
7.2	Statement of Eligibility of the Trustee on Form T-1.*
7.3	Registration Rights Agreement dated January 13, 2004, between NOVA Chemicals and Citigroup Global Markets Inc.*
99.1	Form of Letter of Transmittal.*
99.2	Form of Notice of Guaranteed Delivery.*
99.3	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*
99.4	Form of Letter to Clients.*
99.5	Form of Letter to Nominees.*

*
Previously filed.

III-5

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
PRESENTATION OF FINANCIAL INFORMATION
MARKET AND INDUSTRY DATA
EXCHANGE OFFER SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE CORPORATION
USE OF PROCEEDS
EARNINGS COVERAGE RATIO
CHANGES IN SHARE AND LOAN CAPITAL STRUCTURE
THE EXCHANGE OFFER
DESCRIPTION OF THE NEW NOTES
PLAN OF DISTRIBUTION
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
RATINGS DISCLOSURE
LEGAL MATTERS
EXPERTS
LIST OF DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AUDITORS' CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
SIGNATURES
EXHIBIT INDEX